CODE OF ETHICS

SANDALWOOD SECURITIES, INC.

Amended as of January 1, 2012

This Code of Ethics (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers. Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their supervised persons and requires those supervised persons to comply with the Federal Securities Laws.

1. Standards of Business Conduct

Sandalwood Securities, Inc. seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our clients is something we value and endeavor to protect. To further that goal, we have adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our clients.

We are fiduciaries and as such, we have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our clients. Our clients’ interests are paramount and come before our personal interests. Our Access Persons and Supervised Persons, as those terms are defined in this Code, are also expected to behave as fiduciaries with respect to our clients. This means that each must render disinterested advice, protect client assets (including nonpublic information about a client or a client account) and act always in the best interest of our clients. We must also strive to identify and avoid conflicts of interest, however such conflicts may arise.

Access Persons and Supervised Persons of Sandalwood must not:

•

employ any device, scheme or artifice to defraud a client;

•

make to a client any untrue statement of a material fact or omit to state to a client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•

engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a client;

•

engage in any manipulative practice with respect to a client;

•

use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a client; or

•

conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to clients as a fiduciary.

To assure compliance with these restrictions and the Federal Securities Laws, as defined in this Code, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals.1 However, Access Persons and Supervised Persons are expected to comply not merely with the “letter of the law,” but with the spirit of the law, this Code and Sandalwood’s Supervisory and Compliance Procedures Manual.

Should you have any doubt as to whether this Code applies to you, you should contact Martin J. Gross, the Chief Compliance Officer of Sandalwood (“CCO”).

2. Definitions

As used in the Code, the following terms have the following meanings:

A.

Access Persons include (i) any supervised person of Sandalwood who (a) has access to nonpublic information regarding any client’s purchase or sale of securities; or (b) is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic and (ii) any other person who the CCO determines to be an Access Person.

The CCO will inform all Access Persons of their status as such and will maintain a list of Access Persons on Appendix A.

B.

Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). However, transactions or holdings reports required by Section 5 of this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security or securities to which the report relates.

C.

Federal Securities Laws means: (i) the Securities Act of 1933, as amended (“Securities Act”); (ii) Exchange Act; (iii) the Sarbanes-Oxley Act of 2002; (iv) the 1940 Act, (v) the Advisers Act; (vi) title V of the Gramm-Leach-Bliley Act;

(vii) any rules adopted by the SEC under the foregoing statutes; (viii) the Bank Secrecy Act, as it applies to funds and investment advisers; and (ix) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

D.

Initial Public Offering (“IPO”) means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

_________________________

1

Applicable compliance manuals include Sandalwood’s Supervisory and Compliance Procedures adopted pursuant to the Advisers Act and the rules of the NASD, as they may exist from time to time. Whether or not listed, Access Persons and Supervised Persons are required to comply with all relevant compliance procedures.

E.

Limited Offering means an offering that is exempt from registration under Securities Act Sections 4(2) or 4(6), or pursuant to Securities Act Rules 504, 505 or 506. Limited Offerings include, without limitation, offerings of securities issued by the private funds advised by Sandalwood.

F.

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

G.

Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36) except (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds other than Reportable Funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

H.

Security Held or to be Acquired means any Reportable Security which, within the most recent 15 days, (i) is or has been held by a client, or (ii) is being or has been  considered  by  a  client  or  the  Adviser  for  purchase  by  a  client.   This definition   also includes any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

I.

Supervised Person of Sandalwood  means  any  partner,  officer,  director,  or employee of the Adviser; and any other person who provides investment advice on  behalf of the Adviser and is subject to the supervision and control of the Adviser.  Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons.

3. Pre-Approval Requirements for Access Persons

A.

IPO and Limited Offering Restrictions. Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, absent prior approval in the form attached as Exhibit A of the CCO or the CCO’s designee. Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a client and whether the opportunity is being offered to such person because of his or her position with the Adviser. Once pre- approval has been granted, the pre-approved transaction must be executed within twenty-four hours. An Access Person who has been authorized to acquire shares of an IPO or interests in a Limited Offering must disclose such position if that person is involved, at any time, in considering an investment in the same securities for a client.

B.

Prohibition on Self Pre-clearance. No Access Person shall pre-clear his own trades, review his own reports or approve his own exemptions from this Code. When such actions are to be undertaken with respect to the CCO, Thomas Oswald will perform such actions as are required of the CCO by this Code.

4. Additional Requirements

A.

Gift Policy. Access Persons must not accept gifts from any entity doing business with or on behalf of the Adviser in excess of limits contained in Section 3060(a) of the NASD Manual – Conduct Rules.

B.

Political Contributions. It is our policy to comply, and to require  Access Persons to comply, with federal and state election campaign laws. No Access Person may make a political contribution in contravention of such laws.

C.

Conflicts of Interest.  Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, “Chinese Wall” procedures may be utilized to avoid potential conflicts of interest.  Access Persons must avoid engaging in any activity  which might reflect poorly upon themselves or Sandalwood or which would impair their ability to discharge their duties with respect to the firm or its clients.

D.

Fair Treatment. Access Persons must avoid taking any action which would favor one client or group of clients over another, in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.

E.

Service as Outside Director, Trustee or Executor. Access Persons shall not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the CCO following the receipt of a written request for such approval. In the event such a request is approved, “Chinese Wall” procedures may be utilized to avoid potential conflicts of interest. Other than by virtue of their position with Sandalwood or with respect to a family member, no Access Person may serve as a trustee, executor or fiduciary. Similarly, Access Persons may not serve on a creditor’s committee. In appropriate circumstances the CCO may grant exemptions from this provision.

5. Required Reports.

A. Initial and Annual Holdings Reports. Each Access Person must submit to the CCO a report: (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s Reportable Securities as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted.

Holdings reports must contain the following information:

(a) the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of  each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that even those accounts which hold only non-Reportable Securities, must be included); and

(c) the date the Access Person submits the report.

A report in the form attached hereto as Exhibit B or, alternatively, brokerage statements containing all required information may be submitted to meet the requirements of this Section 5. To the extent that a duplicate brokerage statement or confirmation lacks some of the information otherwise required to be reported, a holdings report containing the missing information must be submitted as a supplement to the statement or confirmation.

B. Quarterly Reports. Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO covering all transactions in Reportable Securities other than those excepted from the reporting requirements.

Transactions reports must contain the following information:

(a) the date of the transaction, the title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each  Reportable Security involved;

(b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c) the price of the security at which the transaction was effected;

(d) the name of the broker, dealer or bank with or through which the transaction was effected; and

(e) the date the Access Person submits the report.

A report in the form attached as Exhibit C or duplicate brokerage account statements and trade confirmations may be submitted to satisfy this requirement. In either case, the reports, etc. must be submitted in a timely fashion and contain all of the required information. To the extent that a duplicate brokerage statement or a confirmation lacks information otherwise required to be reported, a transactions report containing the missing information must be submitted as a supplement to the brokerage account statements and/or trade confirmations.

C. Exceptions to Reporting Requirements. The reporting requirements of this Section 5 apply to all transactions in Reportable Securities other than:

i. transactions with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control; and

ii. transactions effected pursuant to an automatic investment plan (i.e., any program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (“DRIP”).

D. Duplicate Statements and Confirms. As noted above, in order to satisfy the requirements of this Code, each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, may arrange to have his/her broker mail all brokerage statements, confirmations, and other periodic reports directly to the CCO at the same time they are mailed or furnished to such Access Person.

6. Code Notification and Access Person Certifications

The CCO shall provide notice to all Access Persons of their status under this Code, and shall deliver a copy of the Code to each Access Person annually. Additionally, each Access Person will be provided a copy of any Code amendments. After reading the Code or amendment, each Access Person shall make the certification contained in Exhibit D. Annual certifications are due within ten (10) days after the end of each calendar year. Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time. To the extent that any Code-related training sessions or seminars are held, the CCO shall keep records of such sessions and the Access Persons attending.

7. Review of Required Code Reports

a.

Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis.

b.

Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and determine the nature and severity of the violation. All violations will be handled on a case-by-case basis in a manner deemed appropriate by the CCO. In each case of a violation, the CCO must determine what actions, if any, are required to cure the violation and prevent future violations.

c.

The CCO will keep a written record of all investigations in connection with any Code violations, including any action taken as a result of the violation.

d.

Sanctions for violations of the Code may include: verbal or written warnings and censures, monetary sanctions, disgorgement, suspension or dismissal. Where a particular client has been harmed by the violative action, disgorgement may be paid directly to the client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the CCO.

8. Recordkeeping and Review

This Code, any written prior approval for a transaction given pursuant to Section 3.A. of the Code, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with the Adviser’s records for the periods and in the manner required by Rule 204A-1. To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review. Non-material amendments to this Code should be made no more frequently than annually and shall be distributed as described in Section

5. Material amendments to the Code may be made at any time.

9.   Reporting Violations.

Any Access Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO’s designee. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons may make these reports anonymously and no adverse action shall be taken against an Access Person making such a report in good faith.

10.

Waivers.

The CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

11.

Confidentiality

All reports of securities transactions and other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

12.

Conflicts in Policies

In case of any conflict between the provisions of this Code and the provisions of the Sandalwood Supervisory and Compliance Procedures, the more restrictive provision will apply.

Appendix A: Reference Page

Relevant Personnel

Title	Name(s)
Access Persons	Martin J. Gross, Joan L. Larson, Mihir Meswani, Ken Chapple, Jonathan Clark, Tim Rotolo
Supervised Persons	Includes, in addition to all Access Persons listed above, the following:
CCO*	Martin J. Gross

* To  the  extent  that  Mr.  Gross  is  responsible  for  providing  reports  under  this  Code,  Thomas  Oswald is responsible for reviewing Mr. Gross’s reports.

Location of Relevant Compliance Procedures

Sandalwood Supervisory and Compliance Procedures, which include:

Trading Policy Proxy Voting Policy

Anti-Money Laundering Policy

Supervisory Matters (incl. Gift Policy and Outside Activities Policy) Insider Trading Policy

Privacy and Confidentiality Advertising Policy

Chinese Wall Procedures Permissible Brokerage Firms

Unrestricted

EXHIBIT A

Sandalwood Securities, Inc.

PRE-CLEARANCE FORM FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF ACCESS PERSONS

Access Persons must complete this Pre-Clearance Form prior to engaging in certain personal transactions involving private placements and investment opportunities of limited availability as set forth in Sandalwood’s Code of Ethics.

Access Persons should complete Sections (1)-(7), below and submit this pre- clearance form to the Chief Compliance Officer. Section (8) will be completed by the Chief Compliance Officer.

(1)

Reason for Pre-Clearance Request

The Access Person is submitting this pre-clearance request because proposed investment is: (check all that apply - more than one may apply)

Proposed investment is an IPO

Proposed  investment  is  a  limited  offering  (i.e.,  private  placement, restricted stock, hedge fund, etc.)

(2)

Investment and Transaction Information for Hedge Fund Investments

Date of Transaction:

Name of Private Investment Entity:

Jurisdiction:

Transaction:

Initial Purchase Additional Purchase Redemption/Withdrawal

Amount of Transactions: USD$

(or number of

shares, units, interests, etc.)

(3)

Investment Information for Non-Hedge Fund Investments

Investment Type (please circle)

(indicate type)

Cmn

Pfd

Debt (indicate issue)

Derivative

 Private/Restricted

Issuer:

(4)

Transaction Information for Non-Hedge Fund Investments

Transaction Type (please circle) :

Buy

Sell Estimated Trade Date:                               Quantity:

Estimated Price:

 Broker/Dealer (if any):

(5)

Conflict of Interest Information

Access Persons should provide any factors that they believe may be relevant to a conflict of interest analysis (if any):

(6)

Representation and Signature

By executing this form, I represent that my trading in this investment is not based on any material non-public information. I understand that pre-clearance will only be in effect for 45 days from the date of the Chief Compliance Officer’s signature.

Access Person’s Name (please print)

Access Person’s Signature

Date

(7)

Disposition of Pre-Clearance Request

Approved

Denied

Chief Compliance Officer

Date

EXHIBIT B

Sandalwood Securities, Inc. Initial/Annual Securities Holdings Report

This form must be completed by each Access Person within 10 days of becoming an Access Person and  on February 14th of each calendar year thereafter.

The following list, which is current as of the date indicated below, accurately reflects my current personal securities holdings in which I have a direct or indirect beneficial interest:

Security (including ticker/CUSIP as applicable)	No. of Shares	Principal Amount	Broker/ Dealer or Bank Through Whom Account is Held

The chart above (i) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (ii) excludes personal securities holdings of securities which are not Reportable Securities, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

I have an account or accounts, over which I have direct or indirect influence or control, in which securities (including securities which are not considered Reportable Securities) which are not listed above are held for my direct or indirect benefit as of the date below with the following brokers, dealers or banks:

Dated:

Signature:

EXHIBIT C

Sandalwood Securities, Inc.

Quarterly Transactions and Brokerage Account Report

For the Calendar Quarter Ended

This form must be completed by each Access Person within 30 days following the end of each calendar quarter.

During the quarter referred to above, the following transactions were effected in Reportable Securities in which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Trust’s Code of Ethics:

Security (including ticker/CUSIP as applicable

Date of Transaction

No. of Shares or Principal

   Amount

Interest Rate and Maturity

   Date

Nature of Transaction (Purchase,

Sale, Other)

Price

Broker/Dealer or Bank Through Whom

    Effected

This report (i) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (ii) excludes personal securities transactions in securities which are not Reportable Securities, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

During the quarter referenced above, I did not establish any new accounts in which securities (including securities which are not considered Reportable Securities) were held during such quarter for my direct or indirect benefit; OR

During the quarter referenced above, I opened the following account(s) over which I have direct or indirect influence or control and in which securities (including securities which are not considered Reportable Securities) were held for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Established

Dated:

Signature:

*

Please list any additional transactions or accounts on reverse or attach additional pages as necessary.

EXHIBIT D

Sandalwood Securities, Inc.

Certification of Receipt and Compliance

This form must be completed by each Access Person within 10 days of becoming an Access Person;

within 10 days after the end of each calendar year thereafter; and upon receipt of any amendment to the Code.

I hereby acknowledge receipt of Sandalwood’s current Code of Ethics (the “Code”), including any applicable amendments. I hereby certify that I (i) recently have read/re-read the Code (including any amendments thereto); (ii) understand the Code; and (iii) recognize that I am subject to its provisions. I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

Name:

(Please print or type clearly)

Signature:

Date: